Exhibit 99.1

FOR IMMEDIATE RELEASE

SB Financial Group, Inc. Announces Authorization of Share Repurchase Program

of up to 500,000 Common Shares

DEFIANCE, Ohio, December 19, 2024 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, and wealth management services, today announced that its board of directors authorized a new share repurchase program for up to 500,000 common shares of the Company. The repurchased shares will be held as Treasury shares and will be available for general corporate purposes.

SB Financial will repurchase shares at times and at prices considered appropriate by management, although the exact timing of the repurchases and the number of common shares to be purchased will depend on market conditions and other factors. These purchases may be commenced or suspended at any time or periodically without prior notice and the exact number of shares to be repurchased by the Company is not guaranteed.

About SB Financial Group, Inc.

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices: 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 23 ATMs. State Bank has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and title opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market with the ticker symbol “SBFG”.

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Investor Contact Information:

Mark A. Klein

Chairman, President and Chief Executive Officer

419-783-8920

Anthony V. Cosentino

Executive Vice President and Chief Financial Officer

419-785-3663